Exhibit 10.6

TERMINATION ACKNOWLEDGMENT (TRS)

Dated: August 29, 2012

Reference is hereby made to the Master Agreement, dated as of March 18, 2011, including the Schedule thereto, the Credit Support Annex to such Schedule and the Confirmation dated March 18, 2011 (as amended and restated on June 12, 2012) exchanged thereunder (the Master Confirmation) and any additional Confirmations exchanged under the Master Agreement (collectively, the Master Agreement) between Citibank, N.A. (Citibank) and Arch Street Funding LLC., a limited liability company organized under the laws of the Delaware (the Counterparty). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Master Agreement.

Termination of Transactions under Master Agreement

1. Citibank and the Counterparty each hereby acknowledge (a) the payment in full of all amounts owing under the Master Agreement that became due and payable on or prior to the date hereof (other than payments referred to in the following clause (c)), (b) the termination on the date hereof of all Transactions outstanding on the date hereof under the Master Agreement and (c) that, upon the making of all payments opposite the provisions entitled “Counterparty First Floating Amounts”, “Counterparty Fourth Floating Amounts”, “Citibank Fixed Amounts” and “Citibank Floating Amounts” in Clause 2 of the Master Confirmation arising by reason of the termination on the date hereof of all Transactions outstanding under the Master Agreement, the Master Agreement (including the Master Confirmation and any payment obligations arising under Clause 4(c) thereof) shall be hereby terminated and shall have no further force or effect, except for contingent obligations of the Counterparty (i) under Section 2(d)(ii) of the Master Agreement and (ii) under Clause 2 of the Master Confirmation with respect to “Counterparty Third Floating Amounts” and under Clause 8 of the Master Confirmation.

2. Citibank and the Counterparty agree that, notwithstanding anything in the Master Confirmation to the contrary, the Final Price in relation to each Transaction being terminated on the date hereof shall be as set forth in Exhibit A hereto.

3. For purposes of the Investment Management Agreement, dated as of March 18, 2011, between the Counterparty and FS Investment Corporation (FSIC), Citibank hereby consents to the amendment and restatement thereof pursuant to the Amended and Restated Investment Management Agreement between the Counterparty and FSIC, dated August 29, 2012.

4. For purposes of the Limited Liability Company Agreement of the Counterparty, dated as of March 15, 2011, by and among FSIC and the independent managers party thereto, Citibank hereby consents to the amendment and restatement thereof pursuant to the Amended and Restated Limited Liability Company Agreement of the Counterparty, dated August 29, 2012, by and among FSIC and the independent managers party thereto.

5. Citibank agrees that it shall not, before the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all securities issued by

Counterparty and rated by any nationally recognized rating agency at the request of Counterparty, institute against, or join any other person in instituting against, Counterparty any bankruptcy, reorganization, arrangement, insolvency, moratorium, or liquidation proceedings in any jurisdiction. Nothing in this paragraph shall preclude Citibank (i) from taking any action before the expiration of that period in (A) any case or proceeding voluntarily filed or commenced by Counterparty or (B) any involuntary insolvency proceeding filed or commenced by a person other than Citibank, or (ii) from commencing against Counterparty or any of its properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, or liquidation proceeding.

Miscellaneous

6. This Termination Acknowledgment may be executed in any number of counterparts and on separate counterparts, each of which is an original, but all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Termination Acknowledgment by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Termination Acknowledgment.

7. This Termination Acknowledgment shall be construed in accordance with, and this Termination Acknowledgment and all matters arising out of or relating in any way whatsoever to this Termination Acknowledgment (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Termination Acknowledgment to be duly executed as of the date first written above.

CITIBANK, N.A.

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President

ARCH STREET FUNDING LLC

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

Arch Street Funding LLC

TERMINATION ACKNOWLEDGMENT